Exhibit 10.40

Roivant Sciences Ltd.
Restricted Stock Unit Award Grant Notice
(2015 Equity Incentive Plan)

Roivant Sciences Ltd. (the “Company”), pursuant to its 2015 Equity Incentive Plan (the “Plan”), hereby grants to RSU Holder a Restricted Stock Unit Award (the “RSU Award”) of the number of Restricted Stock Units (each an “RSU”, and together, the “RSUs”) as set forth below.  Each RSU is an obligation of the Company to deliver one common share of the Company (the “Common Shares”) after any applicable vesting restrictions with respect to the RSUs lapse.  The RSUs are subject to all of the terms and conditions as set forth in this restricted stock unit award grant notice ( the “RSU Grant Notice”), in the restricted stock unit agreement (the “RSU Agreement”), and the Plan, all of which are attached hereto and incorporated in this RSU Grant Notice in their entirety.  Capitalized terms not explicitly defined in this RSU Grant Notice but defined in the Plan or the RSU Agreement will have the same definitions as in the Plan or the RSU Agreement.  If there is any conflict between the terms in this RSU Grant Notice and the Plan, the terms of the Plan will control.

RSU Holder:	[●]

Date of Grant:	[●]

Number of RSUs:	[●]

Vesting Commencement Date:	[●]

Settlement Date:	No later than 2 ½ months following the year in which the Vesting Date (as defined in this RSU Grant Notice) occurs

Expiration Date:	[●]

Vesting Schedule:

Two vesting requirements must be satisfied on or before the Expiration Date in order for an RSU to vest – the “Time Requirement” and the “Liquidity Event Requirement.”  The RSUs will not vest (in whole or in part) if only one (or if neither) of such vesting requirements is satisfied on or before the Expiration Date.  If both the Time Requirement and the Liquidity Event Requirement are satisfied on or before the Expiration Date, the vesting date (the “Vesting Date”) of an RSU will be the first date upon which both such requirements are satisfied.

Notwithstanding anything to the contrary in this RSU Grant Notice, if the RSU Holder’s Continuous Service is involuntarily terminated for any reason other than Cause within twelve (12) months following the date of the consummation of a Change in Control (a “Change of Control Termination”), all RSUs granted pursuant to this RSU Agreement which remain outstanding immediately prior to the Change of Control Termination shall immediately become fully vested, and the “Vesting Date” shall be the date of such Change of Control Termination.

Time Requirement:

[●][The Time Requirement refers to the following vesting requirements: 1/4 of the RSUs vest one year after the Vesting Commencement Date; the balance of the RSUs vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date.]

In the event the RSU Holder’s Continuous Service is terminated for any reason (other than an involuntary termination that is a Change of Control Termination), all RSUs with respect to which the Time Requirement has not been satisfied as of the date of the RSU Holder’s termination of Continuous Service shall automatically be forfeited upon such termination of Continuous Service and the RSU Holder shall have no further rights with respect to such forfeited RSUs.  Upon termination of the RSU Holder’s Continuous Service for any reason other than Cause, any RSUs with respect to which the Time Requirement has been satisfied shall (if a Liquidity Event has not previously occurred) remain outstanding until the first to occur of a Liquidity Event or the Expiration Date.  In the event the RSU Holder’s Continuous Service is terminated for Cause, all RSUs shall automatically be forfeited and the RSU Holder shall have no further rights with respect to such forfeited RSUs, regardless of whether and the extent to which the Time Requirement has been satisfied as of such termination.  The Board or its designee shall have sole discretion to determine whether termination of Continuous Service has occurred, the effective date of such termination, and whether such termination was for Cause.

Liquidity Event Requirement:

[The Liquidity Event Requirement shall be satisfied on the first to occur of an Initial Public Offering (as defined in this RSU Grant Notice) or a Change in Control.

If a Liquidity Event does not occur on or before the Expiration Date, all RSUs (regardless of whether or not, or the extent to which, the Time Requirement has been previously satisfied as to such RSUs) shall automatically be forfeited upon the Expiration Date.  Upon the forfeiture of any RSUs, the Participant shall have no further rights with respect to such RSUs.]1

1 For grants made through December 2020.

[The Liquidity Event Requirement shall be satisfied on the first to occur of an Initial Public Offering (as defined in this RSU Grant Notice) or a Change in Control (each, a “Liquidity Event”) prior to the Expiration Date; provided that, in the event the applicable Liquidity Event occurs on or prior to the first (1st) anniversary of the Vesting Commencement Date, the RSU Holder remains in Continuous Service through the date of such Liquidity Event. For the avoidance of doubt, if (i) a Liquidity Event does not occur on or before the Expiration Date or (ii) a Liquidity Event occurs on or prior to the first (1st) anniversary of the Vesting Commencement Date and the Participant does not remain in Continuous Service through the date of such Liquidity Event, then, in either case, the Liquidity Event Requirement will not be satisfied, and all RSUs (regardless of whether or not, or the extent to which, the Time Requirement has been previously satisfied as to such RSUs) shall automatically be forfeited and  cancelled without the payment of any consideration upon the Expiration Date or the date of termination of Continuous Service, respectively. Upon the forfeiture of any RSUs, the Participant shall have no further rights with respect to such RSUs.]2

“Initial Public Offering” shall mean any public offering of the Company’s securities or listing of the Company’s securities for trading on any nationally or internationally recognized stock exchange.

Additional Terms/Acknowledgements:

RSU Holder acknowledges receipt of, and understands and agrees to, this RSU Grant Notice, the RSU Agreement and the Plan.  RSU Holder acknowledges and agrees that this RSU Grant Notice and the RSU Agreement may not be modified, amended or revised except as provided in the Plan.  RSU Holder further acknowledges that as of the Grant Date of this RSU Grant Notice, this RSU Grant Notice, the RSU Agreement, and the Plan set forth the entire understanding between RSU Holder and the Company regarding this RSU Award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) Stock Awards previously granted and delivered to RSU Holder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of the RSUs upon the terms and conditions set forth therein.

2 For grants made after December 2020.

By accepting this RSU Award, RSU Holder consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

ATTACHMENTS:  RSU AGREEMENT; 2015 EQUITY INCENTIVE PLAN

ATTACHMENT I

Roivant Sciences Ltd.

RSU Award Agreement

Pursuant to your Restricted Stock Unit Award Grant Notice (“RSU Grant Notice”) and this Restricted Stock Unit Award Agreement (this “RSU Agreement”), Roivant Sciences Ltd. (the “Company”) has granted you a Restricted Stock Unit Award (the “RSU Award”) under its 2015 Equity Incentive Plan (the “Plan”) of the number of Restricted Stock Units (the “RSUs”) set forth in your RSU Grant Notice.  Each RSU is an obligation of the Company to deliver one common share of the Company (the “Common Shares”) after any applicable vesting restrictions with respect to the RSUs lapse.  The RSUs are granted to you effective as of the date of grant set forth in the RSU Grant Notice (the “Date of Grant”).  If there is any conflict between the terms in this RSU Agreement and the Plan, the terms of the Plan will control.  Capitalized terms not explicitly defined in this RSU Agreement or in the RSU Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your RSUs, in addition to those set forth in the RSU Grant Notice and the Plan, are as follows:

1.            Vesting.  Your RSUs will vest as provided in your RSU Grant Notice.

2.            Number of Shares.  The number of Common Shares subject to your RSUs will be adjusted for Capitalization Adjustments.

3.            No rights as a Shareholder Prior to the Issuance of Common Shares.  Neither you nor any other person shall become the beneficial owner of the Common Shares underlying the RSUs, nor have any rights to dividends or other rights as a shareholder with respect to the Common Shares, until and after such Common Shares, if any, have been actually issued to you and entered into the books and records of the Company in accordance with the terms of the Plan and this RSU Agreement.

4.            Whole Shares.  Your RSUs may be settled only for whole shares.

5.            Securities Law Compliance.

(a)        Your RSUs may not be settled unless the Common Shares issuable upon settlement are then registered under the Securities Act or, if not registered, the Company has determined that such settlement and the issuance of the shares would be exempt from the registration requirements of the Securities Act.  The settlement of your RSUs also must comply with all other all applicable laws, rules and regulations and any regulation, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Board shall, in its sole discretion, determine to be necessary.  Your RSUs may not be settled if the Company determines that such settlement would not be in material compliance with such laws, rules, regulations, qualification, approvals or other requirements.

(b)         If at any time the Common Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and/or there is no current prospectus in effect under the Securities Act with respect to the Common Shares, you shall execute, prior to the delivery of any Common Shares to you by the Company pursuant to this RSU Agreement, an agreement (in such form as the Company may specify) in which you represent and warrant that you are acquiring the Common Shares delivered pursuant to this RSU Agreement for your own account, for investment only and not with a view to the resale or distribution thereof, and represent and agree that any subsequent offer for sale or distribution of any kind of such Common Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Common Shares being offered or sold; or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, you shall, prior to any offer for sale of such Common Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.

6.            Settlement.

(a)          As soon as reasonably practicable following the Vesting Date set forth in the RSU Grant Notice (the “Vesting Date”), but in no event later than two and a half (2-1/2) months following the end of the year in which the Vesting Date occurs, the Company shall cause to be delivered to you, in full settlement and satisfaction of the vested RSUs, the Common Shares underlying such vested RSUs, subject to the satisfaction of applicable tax withholding obligations with respect thereto in accordance with this RSU Agreement.

(b)        The obligation of the Company to deliver Common Shares hereunder upon settlement of your RSUs shall be subject in all respects to the terms of any Shareholders Agreement entered into by and among the Company and each of the shareholders of the Company that is a party thereto, as amended from time to time (the “Shareholders Agreement”).  All Common Shares received upon any settlement of your RSUs shall be held subject to all of the terms and conditions of the Shareholders Agreement.  By signing this letter, you agree to execute and become a party to the Shareholders Agreement as a condition to the grant of the RSUs and be subject to the rights and obligations thereunder, and the Company may require you to execute a joinder to the Shareholders Agreement and comply with any other related requirements in connection with the settlement of your RSUs.

(c)          You hereby acknowledge and agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Common Shares or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or other applicable law or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period.  You further acknowledge and agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Common Shares until the end of such period.  You also acknowledge and agree that any transferee of any Common Shares (or other securities) of the Company held by you will be bound by this Section 6(c).  The underwriters of the Company’s stock are intended third party beneficiaries of this Section 6(c) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

7.         Transferability.  The RSUs shall not be transferable other than by will or the laws of descent and distribution; provided, however, that the Board may, in its discretion, permit the RSUs to be transferred subject to such conditions and limitations as may be imposed by the Board, subject to compliance with all applicable laws.  Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company designate a third party who, on or following your death will receive rights with respect of the RSUs, if any.

8.          Termination For Cause.  In the event that your Continuous Service is terminated by the Company or any Subsidiary or Affiliate for Cause, all of your RSUs, whether or not vested, shall be automatically forfeited to the Company without consideration.  In addition, the Board may require you to return to the Company any cash or Common Shares you received with respect to the settlement of your RSUs; provided that, if you disposed of any Common Shares you received with respect to the settlement of the RSUs, the Board may require you to pay to the Company, in cash, the Fair Market Value of such Common Shares as of the date of disposition.  The Board shall exercise the right of recoupment provided for in this Section 8 within 180 days after the Board’s discovery of the applicable activity constituting Cause or within any other period permitted pursuant to any applicable clawback or recoupment policy or as permitted by applicable law.

9.           RSUs not a Service Contract.  Your RSUs and this RSU Agreement are not an employment or service contract, and nothing in this RSU Agreement and nothing with respect to the RSUs will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in this RSU Agreement or with respect to your RSUs will obligate the Company or any Subsidiary or Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10.         The Plan.  By accepting any benefit under this RSU Agreement, you and any person claiming a benefit under or through you shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this RSU Agreement and any action taken under the Plan by the Board, or the Company, in any case in accordance with the terms and conditions of the Plan.  This RSU Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Board.  In the event of any conflict between the provisions of the Plan and this RSU Agreement, the provisions of the Plan shall control, and this RSU Agreement shall be deemed to be modified accordingly.

11.          Withholding Obligations.  At the time your RSUs are settled or as of any other date on which the value of your RSUs otherwise become includible in your gross income for tax purposes, any taxes of any kind required by applicable law to be withheld with respect to such RSUs may be satisfied by the Company withholding shares or cash otherwise deliverable or payable to you pursuant to this Agreement.  In addition, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the settlement of your RSUs.  Regardless of any action the Company or any Affiliate may take with respect to any or all tax withholding obligations, you acknowledge that the ultimate liability for all such taxes with respect to the RSUs is and remains your responsibility (or that of your beneficiary, if applicable).

12.         Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities.  You will not make any claim against the Company, or any of its Directors, Employees (including officers) or Affiliates related to tax liabilities arising from your RSUs or your other compensation.  Because the Common Shares are not traded on an established securities market, the Fair Market Value is determined by the Board, perhaps in consultation with an independent valuation firm retained by the Company.  You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you will not make any claim against the Company, or any of its, Directors, Employees (including officers) or Affiliates in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.  This RSU Agreement and the RSUs are intended to be exempt from Section 409A of the Code, and shall be administered and construed in accordance with such intent.

13.          Notices.  Any notices provided related to your RSUs or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the RSUs by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting the RSUs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

 ATTACHMENT II

ROIVANT SCIENCES LTD.

2015 EQUITY INCENTIVE PLAN

[Attached]